Exhibit 99.1

CENTRAL GARDEN & PET COMPANY ANNOUNCES IMPROVED FISCAL 2012 THIRD

QUARTER RESULTS

Third quarter sales increased 10%; Diluted EPS up 52% to $0.47 per share

WALNUT CREEK, CALIFORNIA, August 1, 2012 – Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ:CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today reported financial results for its fiscal third quarter ended June 23, 2012.

The Company reported third quarter net sales of $533.8 million, an increase of 10 percent from the same period a year ago. Third quarter operating income was $49.0 million, compared to operating income of $36.6 million in the third quarter of 2011, a 34 percent increase. The increase in operating income reflected higher sales and a favorable product mix, which resulted in both higher gross margins and higher operating margins. Net interest expense was $10.7 million compared to $9.8 million in the year-ago period. Net income totaled $22.7 million, or $0.47 per fully diluted share, compared with net income of $17.1 million, or $0.31 per fully diluted share, in the third quarter of 2011.

“We are pleased with our third quarter revenue growth and bottom line results. We now have generated top-line growth in six of the last seven quarters,” said Gus Halas, President and CEO of Central Operating Companies. “Our Pet segment performed well during the quarter, benefitting from expanded distribution, product innovation and favorable weather for pest control products. Additionally, this quarter’s results also reflect the shipment of backlogged orders from the prior quarter. We believe our revenue growth underscores that our increased marketing investments and master brands strategy are yielding tangible results and helping build a solid base for sustained growth in the years ahead.” Mr. Halas added, “The transformation we began over a year ago is progressing as planned, but is by no means complete. As we move forward, we are continuing to focus on becoming more efficient and more integrated, enabling us to better meet the needs of our customers while raising the visibility of our products to consumers.”

Third Quarter and Year-To-Date Details

Net sales for the Pet segment increased 19 percent, or $44.0 million, from the same period a year ago to $271.3 million, on strength across many of its categories, especially flea and tick. The Pet segment’s branded product sales were $228.9 million and sales of other manufacturers’ products were $42.4 million. The Pet segment’s gross and operating margins rose from a year ago, due primarily to a favorable change in the mix of sales including higher flea & tick sales and lower third party product sales. The Pet segment’s operating income was $40.5 million compared to operating income of $27.2 million in the prior-year period, a $13.3 million or 49 percent increase.

Net sales for the Garden segment rose 2 percent, or $5.5 million, from the same period a year ago to $262.5 million, in large part due to stronger chemical and control sales. The Garden segment’s branded product sales were $221.3 million and sales of other manufacturers’ products were $41.2 million. In the third quarter, the Garden segment’s gross and operating margins increased relative to the same period a year ago, aided by increased sales of higher-margin control products and improved margins on bird seed products. The Garden segment’s operating income in the quarter was $22.6 million, compared to operating income of $18.0 million in the third quarter of 2011, a $4.6 million or 26 percent increase.

For the nine months ending June 23, 2012, the Company reported net sales of $1.30 billion, an increase of 4% from $1.25 billion in the comparable 2011 period. Branded products sales equaled $1.09 billion, increasing 3% over the comparable 2011 period. Sales of other manufacturers’ products rose 9% to $214.6 million. Operating income for the period was $82.9 million compared to $89.7 million in the prior year. Net income for the nine months ended June 23, 2012 was $31.2 million compared to $39.3 million in the comparable 2011 period. Earnings per fully diluted share were $0.65 compared to $0.68 per fully diluted share in the year ago period.

At June 23, 2012, the Company’s cash and short-term investments balance was $58.5 million compared to $26.6 million in the prior year-period. Total debt at June 23, 2012 was $449.9 million compared to $450.5 million at June 25, 2011. The quarter-ending total leverage ratio, as defined in the Company’s senior credit facility, was 3.9x. Depreciation and amortization expense was $8.0 million in the third quarter of 2012, compared with $7.1 million in the prior-year period. The Company’s effective tax rate for the third quarter of 2012 was 37.9 percent, compared with 36.4 percent in the prior-year period.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its fiscal third quarter 2012 results. The conference call will be accessible through the investor relations section of Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial 1-412-317-6789 and enter passcode 10015876. A replay of the call will be available for three weeks by dialing 1-412-317-0088 (domestic and international) and entering passcode 10015876.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products and the brands NORCAL POTTERY®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,800 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com .

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for improved efficiency and profitability from the Company’s transformation initiatives, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Central’s Annual

Report on Form 10-K, filed on November 21, 2011, as well as the Company’s other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

Contact: Steve Zenker

VP of Investor Relations & Communications

Central Garden & Pet Company

925.948.3657

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(Tables Follow)

CENTRAL GARDEN & PET COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

Unaudited

ASSETS	June 25, 2011	June 23, 2012	September 24, 2011
Current assets:
Cash and cash equivalents	$11,233	$40,699	$12,031
Short term investments	15,320	17,820	17,820
Accounts receivable (less allowance for doubtful accounts of $18,782, $18,297 and $15,590)	257,418	245,780	195,417
Inventories	343,788	334,796	329,546
Prepaid expenses and other	40,095	46,107	47,772

Total current assets	667,854	685,202	602,586
Land, buildings, improvements and equipment—net	171,187	185,225	176,402
Goodwill	209,348	210,223	210,223
Other intangible assets—net	85,705	80,529	84,526
Deferred income taxes and other assets	21,638	18,539	19,266

Total	$1,155,732	$1,179,718	$1,093,003

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$115,380	$125,111	$116,524
Accrued expenses	92,678	106,818	75,128
Current portion of long-term debt	198	347	279

Total current liabilities	208,256	232,276	191,931
Long-term debt	450,266	449,530	435,330
Deferred income taxes and other long-term obligations	4,104	23,478	8,960
Equity:
Common stock, $.01 par value: 13,755,693, 12,247,571 and 12,949,593 shares outstanding at June 25, 2011, June 23, 2012 and September 24, 2011	137	122	129
Class A common stock, $.01 par value: 38,191,629, 34,506,329 and 35,941,360 shares outstanding at June 25, 2011, June 23, 2012 and September 24, 2011	382	345	359
Class B stock, $.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	421,351	381,751	396,208
Retained earnings	69,234	89,777	59,045
Accumulated other comprehensive income	1,386	1,127	1,019

Total Central Garden & Pet Company shareholders’ equity	492,506	473,138	456,776
Noncontrolling interest	600	1,296	6

Total equity	493,106	474,434	456,782

Total	$1,155,732	$1,179,718	$1,093,003

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 25, 2011	June 23, 2012	June 25, 2011	June 23, 2012
Net sales	$484,303	$533,808	$1,251,746	$1,302,777
Cost of goods sold and occupancy	334,914	353,156	856,031	893,691

Gross profit	149,389	180,652	395,715	409,086
Selling, general and administrative expenses	112,795	131,683	305,974	326,175

Income from operations	36,594	48,969	89,741	82,911
Interest expense	(9,948)	(10,723)	(28,330)	(30,738)
Interest income	140	28	333	84
Other income (expense)	318	102	116	(19)

Income before income taxes and noncontrolling interest	27,104	38,376	61,860	52,238
Income taxes	9,879	14,554	21,952	19,716

Income including noncontrolling interest	17,225	23,822	39,908	32,522
Net income attributable to noncontrolling interest	144	1,123	653	1,290

Net income attributable to Central Garden & Pet Company	$17,081	$22,699	$39,255	$31,232

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.32	$0.48	$0.68	$0.66

Diluted	$0.31	$0.47	$0.68	$0.65

Weighted average shares used in the computation of net income per share:
Basic	54,020	47,661	57,635	47,580
Diluted	54,498	48,388	58,115	48,253